Third Quarter 2007 Conference Call

Page #

EXHIBIT 99.2

To 8-K dated October 26, 2007

Third Quarter Earnings Release

Seacoast Banking Corporation

Dennis S. Hudson

October 24, 2007

10:00 a.m. Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the Third Quarter Earnings Release Conference Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session. Please note that this conference is being recorded. I will now turn the call over to Mr. Dennis S. Hudson.  Mr. Hudson, you may begin.

Dennis S. Hudson III:

Thank you very much, and welcome to Seacoast’s Third Quarter 2007 Earnings Conference Call.  Before we begin, as always, we’d like to direct your attention to the statement contained at the end of our press release regarding forward statements.  During the call, we’re going to be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered under the meaning of the Act.  We have also posted a few slides on our website that we are going to refer to in our comments.  Feel free to visit www.seacoastbanking.net and click on Presentations at the bottom of the Investor Relations listing to view these slides as we continue with our comments.

With me today is Bill Hahl, our Chief Financial Officer, as well as Doug Gilbert, Vice Chairman and Chief Credit Officer; Jean Strickland, our Chief Operating Officer; and Russ Holland, our Executive Vice President, Commercial Real Estate Lending.  All of us will be available to answer questions following our prepared remarks.

I am going to begin by making a few comments about our credit quality, which obviously was the big news this quarter.  Seacoast was one of the first banks in the country to express concern with regard to the residential real estate market back in the last half of last year, 2006.  We did in fact begin to build reserves in the final quarter of 2006 based on what we saw as a decline in market conditions affecting residential real estate development.  We reported to you at that time that we had undertaken a complete review of all of our exposures in this area—that is to say, loans with exposure to the residential real estate market.  Since that time, we have continued to very carefully and formally track market conditions in each market where Seacoast has exposure and carefully and formally track the condition of each borrower with this exposure.  While there have been some differences between markets, which I will address in a second, in general we have seen over the summer a further decline in sales activity.  This occurred after some improvement earlier in the year following some initial discounting by builders.  While this softer market condition has impacted our exposure to residential real estate developments, it has not impacted any of our other portfolios.  In fact, our residential mortgage loan portfolio, as well as our consumer and commercial portfolios, continue to perform well, better in fact than the national and state averages in terms of our past dues, nonaccruals and so forth.  So the deterioration in asset quality measures at Seacoast over the last few quarters, and particularly this quarter, are related to a relatively small portion of our total loan portfolio.

Now I indicated earlier that we have continued to formally and carefully track the condition of our borrowers with exposure to the residential market.  This monitoring since January has been conducted on a monthly basis.  This kind of discipline helps us deal aggressively with borrowers and ensures that both we and they face reality sooner rather than later.  Very late in the quarter, we began to see higher levels of contract fallout which, combined with an anemic overall level of sales activity, has impacted borrower cash flow.  As a result, this quarter we placed an additional $30 million in credit relationships, mostly residential development loans, on nonaccrual status. This includes borrowers with known cash flow difficulties, as well as others we anticipate will exhibit difficulty shortly.  In taking this action, we have been appropriately conservative in our overall assessment.  Further, we have assessed the likely current market values for the real estate that secures all of our nonaccruals and, where appropriate, have created specific reserves needed to ensure that we carry these assets at what we believe are their net realizable values.  For example, we assumed all existing sales contracts priced above our current estimate of value for an individual piece of real estate will fail to close and instead will need to be remarketed on a discounted basis.  In taking this action, we have this quarter taken an additional $8 million to our loan loss provision, largely driven by specific valuation reserves.  To be clear, 100 percent of our nonaccruals are currently secured with first mortgage liens, and we believe we have appropriately reserved for the impact of current market conditions and the impact that could have on valuations.

Now I want to make a few comments on the conditions for specific market areas in which Seacoast operates.  Substantially all of our lending, including residential development loans, is centered in our footprint, and that footprint stretches from Orlando across to the Space Coast and down through the East Coast of Florida to Palm Beach.  More recently we have established, with a great group of bankers I might add, a new commercial office in Broward County in Fort Lauderdale.  Our exposures across that footprint are quite diverse, including our exposure to residential development.  The strongest markets in our footprint continue to be Palm Beach County and Orlando where we have increased our exposure in the last couple of years, and the weakest market in our footprint today is St. Lucie County where we have been reducing our exposure over the last couple of years.  We also unfortunately grew a small exposure outside of our footprint in Lee County on the West Coast of Florida in the Fort Myers area.  This market area is arguably the single worst residential market today in Florida.  Included in this quarter’s nonaccrual loans are loans totaling $19.3 million related to this market area.  The balance of our entire exposure to Lee County totals approximately $8.5 million and consists of two relationships that are much further along, in fact, into later phases of development which we currently expect to continue to perform.

That’s about all I have to say about credit quality for now.  I’m going to turn the call over to Bill who will give us some more color on the quarter and the work we were doing to better control overhead in this very tough environment.  Bill.

William R. Hahl:

Thanks Denny. Good morning. My comments this morning will cover revenue growth, deposit costs and growth, credit quality impacts, and the overhead.

Total revenues for the quarter were $27.2 million compared to $28.2 million in the second quarter 2007 and were lower than the same quarter a year ago, reflecting primarily the impact of non-accrual loans.  Noninterest income decreases (linked-quarter) are due to lower mortgage banking production and normally seasonally weaker wealth management and marine finance activities.  Net interest income was increased by good loan growth, offset by the effects of nonaccrual loans. The net interest margin was pressured by continued unfavorable change in deposit mix and from the negative impact on interest income as a result of the increased nonaccrual loans.  In spite of this, interest income and fees on loans were up $1.4 million or 4.2 percent linked quarter unannualized on loan growth of $80 million during the quarter, with total year-to-date loan growth of $160 million, for an annualized 12.3 percent increase for the first nine months of 2007.  Commercial loan production during the quarter was very good and totaled $146 million, compared to $151 million in production for the second quarter, with most of the production centered on income producing commercial properties and other categories not related to residential development.  These loan growth characteristics are better than our original forecast where we suggested that we expected year-over-year loan growth for the year to be in the high single digits.  We still anticipate going forward over the next 12 months that loan growth will be lumpy quarter-to-quarter as a result of unpredictable loan pay downs on problem loan resolutions and completed residential construction loan projects.  Loan pipelines remain good, so we believe that the loan growth for 2007 should meet our original forecast of 8 to 10 percent.

Moving on to deposit costs and deposit growth: The total cost of deposits increased to 3.01 percent, which was up 13 basis points linked quarter and slightly lower than the second quarter’s increase of 19 basis points.  Overall the interest rate paid on interest-bearing liabilities increased 9 basis points to 3.88 percent for the quarter.  Deposit mix was more stable this quarter when compared to the first two quarters, with noninterest-bearing and core deposits as a percent of total deposits totaling 74 percent compared to 75 percent last quarter.  In addition, on September 18th the Fed reduced interest rates by 50 basis points, and the Company was able to reduce interest rates paid on many of its deposit products including CDs.  While some competitors initially continued with aggressive CD offerings, most have reduced their rates more recently. These deposit impacts likely will continue, but will be offset by lower rates due to the Fed cut.  Therefore, net interest income growth in the fourth quarter will come from continued loan growth, seasonal deposit growth, offset by nonaccruing loans and lower yields on prime-based loans, as well as a decline in the cost of interest bearing liabilities.  Also it is important to note that we have always experienced seasonal deposit growth in the fourth and first quarters which adds to net interest income growth but at lower than current spreads.

Moving on to a couple comments on nonperforming assets: As Denny mentioned, they increased by $30 million compared to last quarter and totaled $46 million or 2.42 percent of total loans and other real estate owned outstanding.  As indicated last quarter, nonperforming balances will experience variability over the next few quarters and consequently will produce a drag on the net interest margin.  This quarter’s NPAs reduced net interest income by over $600,000.  We have posted a slide for this call disclosing pro forma operating results for the first three quarters without the non-cash provisions each quarter.  What this slide indicates is that the Company is producing quarterly cash earnings of approximately $0.29 per share for the first nine months, that much progress has been made in growing the franchise, and that our efforts to date will ultimately lead to improved performance as the credit cycle moderates.

Moving on to some comments on overhead:  Noninterest expenses were impacted during the third quarter by one-time costs related to other professional fees, employee recruitment expenses, and severance costs, offset by the reversal of previously accrued management incentives and profit-sharing.  After adjusting for these items, we believe the normalized overhead run rate for the third and fourth quarter to be approximately $19 million.  Other cost savings have been identified as reported in our prior release and should total approximately $3.5 million annually to be fully implemented by the beginning of the second quarter of 2008.  During the first and second and third quarters, we hired additional loan producers and other key personnel to take advantage of growth opportunities in our new markets and disruption in our existing markets.  The overhead additions in 2007 have already improved loan and deposit growth, and increased fee income generation and commercial loan growth, exceeding our expectations.  We are now focused on the cost savings as we have discussed for 2008 and in reducing the overhead ratio, as total revenue should continue to improve from the growth opportunities in our markets as a result of continued market disruption from M&A activities. Denny?

Dennis S. Hudson III:

Thanks Bill.  As you just heard, while we are certainly disappointed with the impacts of credit costs this quarter, our underlying results remain solidly in place.  We will likely see some seasonal improvement in those results in the coming quarters, and it is now clear that the moderating effects of lower escrow-related deposit balances, which were related of course to the slowing residential real estate market, has turned the corner.  But it’s also clear that our credit quality has not affected our underlying potential for growth.  This is reflective of our remarkable and diverse franchise in Florida.  Moreover, the concrete steps we are now taking to further improve overhead will help us build on that foundation for growth and improve our potential as we move forward.

Credit quality will remain under pressure as we move forward. Although we don’t see significant changes like we saw this quarter when we look out in the next few quarters, we will continue to aggressively monitor our exposures in light of market conditions.  We believe that we may begin to see some liquidation occur, which could moderate the affects of further market deterioration, or the potential for an extended period of market softness, but overall pressure on credit quality will surely remain with us well into 2008. While our highest priority will be to manage the issues related to asset quality, of equal importance will be our efforts to improve our underlying ability to produce core earnings given the reality of the current environment.  We have made progress on that score this quarter with our overhead reductions.  We need to do more and, as you just heard, that’s what we plan to do.  Today Seacoast is like never before—on sale.  Our valuation has produced a terrific dividend yield.  We are the last sizeable bank left in Florida with any real franchise value.  Our multiples today are currently far below a level reflective of that franchise value.

We would now be pleased to take a few questions.

Operator:

Thank you. We will now begin the question and answer session. If you have a question, please press star then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers.  Once again, if there are any questions, please press star then one on your touchtone phone.  We have Barry McCarver from Stephens Inc. online with a question; please go ahead.

Barry McCarver:

Hey good morning guys.

Dennis S. Hudson III:

Good morning.

Barry McCarver:

Denny, we know it’s a very difficult environment out there and we appreciate the additional disclosure.  I guess my question is for yourself and the credit team: you mentioned that you’re going back to look at those credits that might be questionable in the future and trying to reassess the value of the underlying property.  I was wondering if you could provide us a little bit more detail on that process.  I know it’s got to be very difficult to value in this market right now.

Dennis S. Hudson III:

I think what we are attempting to say is that we have been doing just what you described intensely since the second half of last year, and that process continues.  It is updated on a monthly basis, and our point was that this quarter the lion’s share of the provision expense was related to the creation of valuation reserves around nonaccrual loans.  We have done the best job we can to assess where we are as of right now, at the end of September, and the results speak for themselves.  So we think we have our arms firmly around where we are and we’ll just have to see how things progress in the marketplace as we go forward.  I’m not sure that answers your question but…

Barry McCarver:

Well I know it’s a difficult question.  I guess I’ll ask it another way:  When you are looking at this property, how much are you baking in for the surrounding environment versus just the cash flow of maybe that individual developer?  Are you taking into account the projects across the street and what’s happening there?

Russ Holland:

This is Russ Holland.  What we’ve been doing is evaluating each project specifically and to do that we do look at the surrounding market and get information on comparable projects.  We have a staff appraiser who is an MAI that we use to support that evaluation, and it’s a combination of all those things.

Dennis S. Hudson III:

We would also typically order independent new appraisals as we proceed forward with that process.  Again, as Russ indicated, then we make our own internal assessment of what we think about that appraisal, and we take into consideration all of the things you talked about.  I mentioned one example in my comments where we had a developer exposure with a number of pre-sold homes that continue to close that we are assigning a 100 percent likelihood of fallout for any contracts that are currently priced above what we believe today’s value is, and that’s internal to us. So we are trying to take a very thoughtful, but appropriately conservative, view of valuation in today’s environment.

Barry McCarver:

Okay. That’s what I was looking for; it’s very helpful.  Just secondly, quickly on the loan pipeline, you mentioned it still looked pretty good.  Any specific comments as to what products it’s coming from?

Dennis S. Hudson III:

Yeah, I think Bill made that pretty clear.  We are focusing all of our efforts and energies around anything other than having to do with residential real estate development—and to an extent that it creates a real challenge for us in terms of loan growth—but the focus is primarily directed around income-producing properties and cash flowing income-producing properties.

Barry McCarver:

Then just lastly for Bill on the…

Dennis S. Hudson III:

I think it’s important for you to understand, Barry, the work we have done over the last 18 months in some newer markets and the work we have done to take further advantage of, for example, the Orlando market.  We have added a lot of lending staff in that market, as an example, and that begins to build momentum as we expand forward; and we are using that to counter the very negative effect on volume that the environment has in some of the other categories.  But yes, we are focused primarily on the commercial side, on income-producing type commercial projects.

Barry McCarver:

Then just lastly on the million dollars of nonrecurring expenses.  Bill, could you break that out just a little bit between the severance and professional fees and whatnot?

William R. Hahl:

I don’t have it right in front of me, Barry, but as I recall the legal fees are probably in the $500,000 to $600,000 range and then the other two are about equally split.

Barry McCarver:

Thanks a lot guys.

Operator:

Jennifer Thompson from Oppenheimer is online with a question; please go ahead.

Jennifer Thompson:

Hi.  Good morning everyone.

William R. Hahl:

Morning Jen.

Dennis S. Hudson, III:

Good morning.

Jennifer Thompson:

One quick question on the net interest margin impact from the NPLs:  Is that simply just backing out the impact of the reversal of accrued interest on the new NPLs, or are you also including some estimate, as some of your peers do, in terms of lost income on existing NPLs?

William R. Hahl:

Well the $600,000 that I mentioned, Jen, would be the entire NPLs lost.

Jennifer Thompson:

Okay, so we’d include it.

Dennis S. Hudson III:

Right.

Jennifer Thompson:

So when you’re thinking about the moving pieces, if you back that out, what would you consider the core net interest margin?  You mentioned a few things that you see coming through the next quarter or so.  Would you expect the core margin to be flattish, expand?—how should we think about that?

William R. Hahl:

Well as you know from the past, in the fourth quarter generally speaking, even when we are in a growth environment, our margin tends to flatten out from the third to the fourth quarter because of the influx of seasonal deposits and the reinvesting or the investing of those deposits in smaller spreads.  So I would expect something comparable happening this quarter as well, if I got your question correctly, and that is not considering the impacts of the…

Jennifer Thompson:

Right.

William R. Hahl:

Yeah, I would think that it’s still going to be rather flattish on that basis because of the influx of seasonal deposits that are invested at 2 percent and less spreads.

Dennis S. Hudson III:

Though we may see some pickup in margin dollars.

William R. Hahl:

Right, net interest income ought to grow.

Dennis S. Hudson III:

Just to be clear, the margin we reported this quarter is fully loaded with the effect of the non-accrual loans.

Jennifer Thompson:

Right.  Then just a final question.  Are you guys willing to give some thoughts on how you’re thinking about—I guess it’s a bit of a guess at this point—the potential for the net charge-off range you see over the cycle that is just starting to develop now for you guys?

Dennis S. Hudson III:

So your question is: Where do we see charge-offs going?

Jennifer Thompson:

Right, yes.

Dennis S. Hudson III:

Well you know we have created…  As I said before, the largest component to the provision this quarter was the creation of valuation reserves, and charge-offs will be a function of how effective we are as we move forward resolving those credits.  But there’s probably little doubt that we’re going to see higher levels of charge-offs.  We don’t believe they’re going to be shocking or substantial, but we’ll probably see that over time.  I think the first step is building reserves and appropriately recognizing the current valuation and then, as we go through time, resolve things and doing our best to realize the greatest value we possibly can; but we may see charge-offs increase.

Jennifer Thompson:

Okay great.  Thanks very much.

Operator:

Lisa Barrett, a private investor is online with a question; please go ahead.

Lisa Barrett:

Good morning.

Dennis S. Hudson III:

Morning.

Lisa Barrett:

Of course everybody would like to have a crystal ball, but I’d like you to share your thoughts for the future stock growth as related to the topics that you covered today and the changes that you’re making with your ongoing strategies.

Dennis S. Hudson III:

Well I appreciate the question. I guess what we are…  I don’t have a lot of control over the growth or the change in value of the stock price.  You’ll just have to continue to listen to the call and get better information on where we see things.  I’ll try to give some indication as to where we are and hopefully we’ll continue to help answer that question as the call progresses.  Thank you for your question.

Operator:

Paul Connolly from Southwell Partner is online with a question; please go ahead.

Paul Connolly:

Good morning. Thank you for taking my question.  Could you provide a little more detail on the loan portfolio as of September 30th?  I think your press release talks about $627 million of construction and land development loans.  Could you break that down as to what’s land, what’s residential in nature, what’s commercial in nature?

Dennis S. Hudson III:

Well, very simply put, if you look at our 10-Q, which will be filed shortly, and look at the 10-Q that we filed in June—first of all, there’s not been a substantial change since June in the complexion of the portfolio.  I’d like to direct you back to that because what we’ve tried to do in the discussion in the Q is provide you with exactly what you’ve said.  When you look at the construction portfolio, you will find that probably less than half of that number you quoted is related to actual land development.  The balance of it and a good chunk of it, roughly half of it, or maybe a little more than half, is related to non-development construction loans, but rather construction loans for the construction of office buildings and that sort of thing, as well as a whole host of industrial properties and the like throughout our market.  Also included are loans to individuals to build houses.  So if you skinny it back, you find that around $300 million or so is related to actual development projects.  Of that amount, maybe 70% is residential related; the balance is other kinds of development projects.

Paul Connolly:

So looking at the Q, I think you had (inaudible)…

(Cross talk)

Dennis S. Hudson III:

I think you come up with 12 or so percent of the whole portfolio related to residential construction development projects and the like.

Paul Connolly:

Just a further clarification:  In the Q, you record land, last quarter, second quarter, as being around $300 million.  Is that all residential in nature or is that commercial in nature?

William R. Hahl:

That’s exactly what he’s speaking to.  About 70% is the residential component of acquisition and development, and about 30% is commercial development, either improved or unimproved.

Paul Connolly:

Then also in the same Q, you have another line item for land that’s separate from land development.  It’s labeled land at $78 million.  Can you just describe what that is and how that differs from the $300 million?

William R. Hahl:

The land category is the unimproved land or land held for development, whereas the other land category is improved land or land being developed.

Paul Connolly:

Just a little further clarification.  On the residential mortgage piece of your portfolio, could you just provide a little breakdown as to that piece as well, if you could?

Dennis S. Hudson III:

You are speaking of our one-to-four family residential loans to individuals?

Paul Connolly:

That is correct.

Dennis S. Hudson III:

As you all know, that’s a little over $500 million, I believe, in size, and comprised of very straightforward conforming loan product.  We have absolutely no subprime, no alt A, no negative amortization, no exotics whatsoever.  We have a good chunk of that committed to jumbo loans, larger credits, to individuals that would be slightly above Fannie Mae/Freddie Mac size, but it’s all basically conforming, straightforward, plain-vanilla mortgage loans.  We have seen, as I said earlier on the call, no real change in trend there in terms of problems.

Paul Connolly:

Just a further clarification:  The nonperforming assets that were taken this quarter, they are largely related to what category of your loan portfolio?

Dennis S. Hudson III:

Everything we’ve just been talking about, which is residential land development.

Paul Connolly:

So specifically to the land component of construction?

Dennis S. Hudson III:

The land development and land, yes.

Paul Connolly:

Okay great. Thank you very much.

Dennis S. Hudson III:

I would say that it includes a little bit of other kinds of development loans where a borrower is heavily involved, maybe, in another project that is residential-related and that is now giving us concern about his ability to cash flow.  It may be dragging down his other loans, so what we’ve looked at is very complete.  My point is we’ve tried to look at the borrower level—at his cash flow and issues— and tried to appropriately recognize those challenges not just in loans for residential development or any other loans he might have that we might have exposure to.

Paul Connolly:

Thank you very much. I appreciate it.

Operator:

David Bishop from Steifel Nicolaus is online with a question; please go ahead.

David Bishop:

Hey good morning gentlemen.

Dennis S. Hudson III:

Morning.

David Bishop:

Hey, a question regarding what you touched on for the residential component side:  Are you seeing any fallouts, given the slowdown from that side, impacting on the demand or credit quality yet on commercial real estate? Any signs of early delinquencies there or other things that give you pause?

Dennis S. Hudson III:

Doug, do you have any comments on that?

A. Douglas Gilbert:

We haven’t seen that at this point.

Dennis S. Hudson III:

The answer is no, we haven’t seen that.  I think I would agree with that, we haven’t seen that yet.

David Bishop:

In terms of the NPAs, in terms of the development loan…

Dennis S. Hudson III:

Let me just comment, our exposure in that area is largely related to a number of owner occupied type exposures, anchored retail centers, and a whole host of things that are detailed in the Q.  It’s a remarkably diverse collection of exposures in other commercial areas.  You’d have to see, I think, a fairly dramatic slowdown of the economy in general to begin impacting those tenants and those centers, so that’s a much longer term sort of an issue that we’d want to look at.  As of this point, we have not seen any deterioration at all.

David Bishop:

In terms of the nonaccruals from the residential development side, maybe some color there.  Are these projects, in terms of stage completion, that have developments that have been built-out that are standing vacant or in the early stage of completion, maybe some color there?

Dennis S. Hudson III:

I don’t know that any of them are stopped that we’re concerned about.  It’s more that they’re experiencing stress and distress related to cash flow deficiencies; and that’s a function of sales activity having slowed down well beyond some of the worse case scenarios.  Would you agree Russ?

Russ Holland:

Yes, they are ongoing projects in various stages of completion.  Some are completing build-out of pre-sold units and others were just getting started in the sales process.

David Bishop:

Thanks.

Dennis S. Hudson III:

Sure.

Operator:

John Pandtle from Raymond James is online with a question; please go ahead.

John Pandtle:

Good morning. Thank you.  Denny, did the valuation allowance, the increase that you made this quarter, did it include any input from your accountants or regulators?

Dennis S. Hudson III:

No, not at all.  None whatsoever.

John Pandtle:

Then the valuation reserve that you’ve made, what does that represent as a percent of the original carrying value of those loans?

Dennis S. Hudson III:

Well it varies significantly from loan to loan.  But on an average, if you rolled it up, it would be less than 20 percent.

John Pandtle:

Had there been any previous marks taken on those credits?

Dennis S. Hudson III:

They were rolled into our general reserves and so they were, in a sense, marks taken as they deteriorated over the last few quarters, but not nearly as substantial as the effect this quarter.  At this point, I guess the key thing that we’re communicating is that the provision this quarter was driven by valuation reserves related to specific credits and we’ve attempted…  What we’re seeking to do is reserve for what we believe is their net realizable value if we collect, relying on the mortgages that secure those credits.

John Pandtle:

Denny, on those specific credits, do you have an average loan-to-cost; where that stood before the marks?

Dennis S. Hudson III:

Generally, you are going to see that on land loans the standard was 65 percent loan to value, and on development loans you might see 65 to 70 percent of value; on raw land, maybe 80 percent of the cost of vertical construction.  Those are the kind of standards that we tried to stick to over the last several years. There’s some variation there, but that kind of gives you a flavor for it.  So what we’re basically saying, in many of those, is that we’ve seen valuation declines that have eaten away all of that equity and then some.

John Pandtle:

Thank you.

Dennis S. Hudson III:

It’s a substantial decline in value, not frankly for most… For the most part, we stayed away from some of the late stage valuation work that came in that was even worse than that.  So these are loans that were originated in ’04, some in ’05.  They actually saw values improve, if you can believe it, beyond what I just described, and they have now fallen back down through that and through the equity and in some cases created valuation reserves on top of that.

John Pandtle:

Denny, have you calculated an estimate in your market?  I don’t know if this is possible and a projection is just that, and subject to standard risk and uncertainties of course, but have you calculated an estimate or projection on current sales absorption, how long it’s going to take to absorb all this excess real estate?

Dennis S. Hudson III:

It varies widely from market-to-market, and we calculate that every month.

John Pandtle:

And?…

Dennis S. Hudson III:

And look at market-to-market.  As I said earlier, one of the strongest markets we operate in is Palm Beach County, which today might have…I’ve been more focused on the individual credits and less on the markets so…

(Cross talk)

Jean Strickland:

But we have all that information.

Dennis S. Hudson III:

…maybe five/six months.

Male Speaker:

No, it’s a little longer.

Dennis S. Hudson III:

…12 months in Palm Beach County.  Some of the worse markets are 36 months plus—St. Lucie County, for example, a market that we’ve been concerned about for the last couple of years and have actively reduced our exposure there. Then Lee County is off the charts; I don’t know how bad that is, but it’s very bad.  But the problem is what sort of sales activity is a reasonable number to apply to come up with those absorption times, and is what is happening right now something you need to plug in.  Sales activities are zip in some of those markets.  Go ahead Jean.

Jean Strickland:

Just one comment. I know for one of the projects I was involved in reviewing the valuation reserve around the discounted cash flow analysis, we set a three-year time horizon before any absorption began and then it was very slow from there.  So as Denny pointed out earlier, we’re being very conservative and appropriate in our estimations around these credits.

John Pandtle:

All right, thank you for all the detail.

Dennis S. Hudson III:

Sure.

Operator:

Gary Tenner from Suntrust Robinson Humphrey is online with a question; please go ahead.

Gary Tenner:

Thanks.  Morning guys.

Dennis S. Hudson III:

Morning.

William R. Hahl:

Morning Gary.

Gary Tenner:

I had just a couple questions.  Bill, I think you had mentioned regarding your escrow deposits that there seems to have been … I think you said  you had “turned the corner,” so you’ve seen those deposits dying out in terms of the run-off, is that what you were…

William R. Hahl:

Yes, I think Denny might have mentioned that in his comments.  If you recall a year ago at this time we were talking about a $70 million decline in deposits linked quarter.  I think that on a comparable basis this year it is maybe less than $12 million.  So I think we have, we believe anyway, gotten our way through a large amount of that run-off, if not all of it.  Believe it or not, we actually see some signs of positive deposit growth. Typical seasonal declines have also occurred.  I think we talked about it last year and the fact that [typical seasonal deposit declines] have been hidden for a couple years by deposit growth from hurricanes, as well as the obvious increase in activity related to construction and so forth.  So we think we’re through that point and are much more optimistic about deposit growth over the next 12 months.

Dennis S. Hudson III:

So the escrow funds and developers have run out of all the money and we’re not likely to see much more affect on that.

Gary Tenner:

I think you may have addressed this from a previous question to some extent, but I’m just curious... you talk about the very sizeable positive pipelines in Broward County and Brevard.  I’m curious just generally how you’re viewing the economy in those markets?  Obviously, I guess, some concern that there’ll be some slowdown in the overall economy there from the residential issues, but generally how are you viewing those markets?

Dennis S. Hudson III:

Well anecdotally Broward is in pretty good shape, I think, from a residential standpoint.  But we are not doing any residential development loans in Broward and anywhere else at this point.  But I guess to answer your question, things continue to be strong. We’ve seen tremendous market disruption under our feet here with the National City acquisition, and more recently in Indian River County with the Royal Bank of Canada acquisition of ALAB which had a very nice performing unit in Indian River County… so that continues.  We have seen similar things further south.  Russ, do you have some thoughts?

Russ Holland:

Yes, both in the Broward market and the Central Florida market, the teams we’ve brought on are very seasoned teams that have longstanding relationships with customers that are substantial and also quite savvy, so that the projects we have been financing have been related to those kinds of relationships.  Also, as Denny pointed out, they are either existing income-producing properties or construction of pre-leased retail projects.

Dennis S. Hudson III:

A good amount of that is stuff we’re just moving over here, as opposed to brand new stuff, and we feel pretty good about the direction we’re heading.  It was part of the plan a year ago that, as we saw things slow, we needed to really refocus our efforts and energies to take advantage of the disruption in some of these markets that we’ve been talking about, and we continue to do that.

Gary Tenner:

All right guys, thank you.

Operator:

Brett Villaume from FIG Partners is online with a question; please go ahead.

Brett Villaume:

Good morning gentlemen.

Several:

Morning.

Brett Villaume:

Hi.  I just wanted to ask you if you could provide me with a specific number for real estate owned or foreclosed assets for the quarter?

William R. Hahl:

Real estate foreclosed assets?

Male Speaker:

Commercial (inaudible)…

(Cross talk)

Brett Villaume:

Other real estate owned?

Dennis S. Hudson III:

In the commercial portfolio it’s zero. The number disclosed is primarily just one-to-four family residential credits, smaller credits that are in various markets that have been foreclosed.

Brett Villaume:

Can you quote me a 90-day past due?  I didn’t see that in the press release.

Dennis S. Hudson III:

Yes, hold on.

William R. Hahl:

Yes, I believe it’s about 12 points… Oh no, 90 days past due?

Brett Villaume:

Yes.

William R. Hahl:

Oh, okay.  That should be in the attachment and…  Well I thought it was in here.

Dennis S. Hudson III:

It’s…

William R. Hahl:

It’s very minor because they are all on nonaccrual, basically.

Dennis S. Hudson III:

Yeah, anything 90 days is on nonaccrual.  Here it is.  No, it’s just included in it.

Brett Villaume:

It’s included?

Dennis S. Hudson III:

Anything on 90 days is on nonaccrual, a very small balance.

Brett Villaume:

So of the $45.9 million in nonperforming assets, you’re saying that almost 100 percent of that is nonperforming or nonaccrual loans…

William R. Hahl:

Right.

Brett Villaume:

…but compared to foreclosed assets or…

Dennis S. Hudson III:

Oh, I see your point; I’m sorry.

Brett Villaume:

I’m trying to get a handle on the breakdown.

Dennis S. Hudson III:

Yeah.

William R. Hahl:

Okay, the nonaccrual loans, I guess…

Dennis S. Hudson III:

I’m sorry.  What is our…

(Cross talk)

A. Douglas Gilbert:

The only OREO we have at all at this point is five residential lots and four mobile homes.  There is zero delinquency at 90 days or more not on nonaccrual.

Brett Villaume:

So it’s very minimal?

Dennis S. Hudson III:

Very minimal, yes.

A. Douglas Gilbert:

But there’s zero delinquency 90 days and over.

Brett Villaume:

Great.

(Cross talk)

Dennis S. Hudson III:

Right.

Brett Villaume:

Terrific.  Then my question other than credit quality is:  I wanted to find out what you’ve been hearing about the competition.  Just a couple quarters ago it was a topic of conversation, the competition from the north and some of the acquisitions made.  What are you hearing about how they’re weathering this storm?

Dennis S. Hudson III:

Are you speaking like, for example, of Commerce moving into Florida, that sort of thing?

Brett Villaume:

That’s correct.

Dennis S. Hudson:

Well, I don’t know what’s going on at Commerce.  They are now part of Toronto-Dominion.  Branches are still under construction; they haven’t stopped.  Beyond that, I just have no idea.  I know that they haven’t… That when you look at market share data, which recently came out for June of 2007, you didn’t see a lot of movement or improvement, I guess you’d say, with some of those guys so… You’ll have to ask them; I don’t know.

In terms of deposit competition, we have made some comments on that; it continues to be intense. I think there are a handful of higher rate paying companies that are experiencing liquidity challenges that will continue to challenge us.  One is Countrywide, which, as you know, has opened up a few offices across Florida to raise deposits.  But they tend to be on the fringe and, by in large, competition remains relatively rational.   We were pleased this quarter to see after the rate cut that people began to bring rates down; although, they are still outliers out there.

Brett Villaume:

Thank you gentlemen.

Operator:

Al Savastano from Fox-Pitt Kelton is online with a question; please go ahead.

Al Savastano:

Good morning guys.  How are you?

Dennis S. Hudson III:

Morning Al.

William R. Hahl:

Hi.

Al Savastano:

Just three topics.  If we can first just start on the deposit mix:  Looking at the average balance sheet, the NOW accounts seem to have really come down a lot in the quarter and the money markets have gone up significantly.  Can you talk to me about the change in there?

William R. Hahl:

Al, that really relates to… we changed vendors.  In terms of the movement, we can move NOW accounts…

Dennis S. Hudson III:

That’s a reclassification issue that’s probably a little misleading…

William R. Hahl:

Right.

Dennis S. Hudson III:

…where we’ve reclassified some deposits.

Al Savastano:

Fair enough. Then just on credit, not to beat it to death, I just want a little clarity.  When you guys are looking at smaller home sales activity, are you using kind of what today’s activity levels are or future activity levels, what you expect?

Dennis S. Hudson:

Using it in what sense, to do valuation work?

Al Savastano:

Yes.

Dennis S. Hudson III:

Jean just gave, I thought, a great example on one of the credits.  We looked at today’s levels of activity persisting for three years, which I think is pretty conservative.

Al Savastano:

Okay, so you are forecasting what you expect sales to be going forward?

Jean Strickland:

Yes, you need to.

Dennis S. Hudson III:

Yes, and as such, Al, we are not counting on any near-term improvement.

Al Savastano:

Then second question just on reserves, you mentioned that as charge-offs go, you expect them to rise going forward.  Does that mean that the reserves to loans ratio would come in at that point, after you recognize the charge-off, or do you anticipate flattish to upwards?

Dennis S. Hudson:

Well it would come in unless we increase the provision to offset, and that will be a function of where credit quality goes.  I think it will be a combination of that.  What we tried to be clear and say is that, at least looking out in the near-term here, we don’t see gigantic jumps coming in terms of other issues but… This was a very tough quarter for us as we recognized all the stuff we’ve been talking about and it’s hard to see major changes happening at least in the near-term.

Al Savastano:

Gotcha.  Thank you. That’s helpful.

Dennis S. Hudson III:

Thank you.

Al Savastano:

Last one question?

Dennis s. Hudson III:

Yes

Al Savastano:

I just wanted to follow-up—last quarter you had comments about the potential… or rather your decision to remain independent or not, and I just wanted to see if there was any change in that status.

Dennis S. Hudson III:

If there is we’ll certainly let you know, and all I have to say is they need to bring a big checkbook.

Al Savastano:

Fair enough. Thank you.

Operator:

Peyton Green from FTN Midwest Securities is online with a question; please go ahead.

Peyton Green:

Yes, Denny, I was just wondering if you could characterize this cycle with past cycles that you have been through, and maybe how far away you feel we’re through it.  Also what’s the biggest difference this time compared to then and what has been comparable with the past?

Dennis S. Hudson III:

Boy that’s a good question, and we don’t have an answer for the second part.  But in my view it’s certainly comparable to what was happening in Florida in the early ‘90s.  You saw a very significant slowdown in construction spending from ’89 through ’90/ ’91.  I guess my only other comment… in terms of where we are in the cycle, it is hard to say.  We’ve waded in pretty deep though, I would say, in terms of recognizing where we are.  The question on all of our minds is:  When will we begin to see some moderation on the sales end and the front end of that pipeline?  That’s hard to say.  It couldn’t get a whole lot worse than it is right now, and the question really is how persistent it’s going to be.  We really don’t have a flavor on that so…  I don’t know; does anybody else have any comments, Doug?

A. Douglas Gilbert:

I could make a couple. One is:  I think if you look back at all the different so- called real estate recessions we’ve had that probably the difference with this one is that I don’t think there’s been a time in history that property has appreciated— other than the great land boom back in the ‘20s—as fast it appreciated over such a short period of time; and I don’t think there’s been a time in history in any of those recessions—whether it’s ’91 or ‘82 or ‘74 or the middle ‘60s—where it has fallen as rapidly as it has fallen now.  I don’t know any of that for absolute certainty—I haven’t lived through every one of those I just spoke to—but that’s the way I view it.

Dennis S. Hudson III:

I think also the information flow, visibility and transparency is very, very different today than it was even back in 1990 and 1991.  I think that’s the big difference. I think banks are probably quicker to recognize problems than they were in the past and are probably more on top of the issues; and the media, because of all the changes in technology that occurred over the last 15 years, is in a far better position to be able to report real-time on what’s happening out there.

Peyton Green:

Then…

Dennis S. Hudson III:

That can be good and could be bad.  It certainly affected the consumer in his forward belief about where real estate values are going.  Until people believe that we’ve hit bottom, they’re going to continue to sit on their hands.

Peyton Green:

So it’s probably intensified the buyer strike to some degree?

Dennis S. Hudson III:

Yes

Peyton Green:

In the projects that you all looked at and took kind of a hard pill to swallow on, what is happening at the closing table on those projects, or have they gotten to the closing table yet?  In terms of deals that were previously under contract, are they being sold or are these really deals that are not quite at that step?

Dennis S. Hudson III:

No, there are a lot of them that are continuing to operate and are selling and closing every week.  Russ, you want to comment on this?

(Cross talk)

Russ Holland:

Well the sales volume has slowed significantly.  Some of the contracts that were early-priced contracts with relatively low prices compared to the peak are closing and delivering units.  Others have not gotten to that stage yet; and others we have identified because they are homebuilders that have other projects, that we are not financing, but have had significant fallout and that has affected the borrower’s overall cash flow.

Peyton Green:

So you’d say there is a negotiation aspect of contract price changes really still in the future?

Dennis S. Hudson III:

Yes, and we’ve taken that into consideration as we’ve looked at where we are on these things.

Peyton Green:

Good enough. Thank you very much.

Operator:

David Bishop from Steifel Nicolaus is online with a question; please go ahead.

David Bishop:

Denny, just one follow-up.  Maybe some more color on the anticipated additional savings, that $3.5 million.  I think you identified some consolidation of branch offices—maybe some color there in terms of what regions you’re targeting there or more specifics on that?

Dennis S. Hudson III:

That’s a good question.  We pretty well laid out in our press release what it consists of.  It has been identified and we are moving forward to realize those savings.  With regard to the branches, we said it was in the area of branch consolidation and the other issues that we talked about…

(Cross talk)

Dennis S. Hudson III:

We have identified some marketing dollars that make some sense for us to pull back on and some personnel reductions in some specific areas that we’ve already addressed.  With regard to the branch consolidation, I think we have a total of four offices we’ve identified.  They have been under review for more than six months and tend to be in our core markets as opposed to our new markets.  The decisions have to do with good sense around consolidating offices that are close to one another and the like.  We feel there will be relatively little impact on the customer and, again, it’s something we have been talking about for more than six months.

David Bishop:

Thanks.

Operator:

Jefferson Harralson from KBW is online with a question; please go ahead.

Jefferson Harralson:

Thanks. My questions have been answered.

Dennis S. Hudson III:

Thank you.

Operator:

Richard Lashley from PL Capital is online with a question; please go ahead.

Richard Lashley:

Good morning.

Dennis S. Hudson III:

Morning.

Richard Lashley:

Can you drill down a little further on the valuation reserve methodology?  I heard the term “net realizable value” you used and then I think someone described a specific loan that had a discounted cash flow methodology.  In other words, are you carrying these construction projects at the value that you would be able to sell them for, or take them over and move them to someone else—basically an “as is” value—or are they strictly all projected discounted cash flows assuming the borrower stays in place?

Dennis S. Hudson III:

Kind of a combination of the two; it would depend on the project and what our intent was and how we saw the forward direction of the borrower.  But I think both are conservative approaches.  I hope that answers your question.

Richard Lashley:

I guess it’s hard to say specifically sitting here today, but what percentage of the loans that you have taken specific reserves on were done on “as is” sale basis, NRV basis, as opposed to the borrower staying in place with the discounted cash flow?

Dennis S. Hudson III:

I don’t have that for you.  But again as I said, it just depends on the individual credit and what our intent is and how we see things out in the next few years.

Richard Lashley:

Thank you.

Jean Strickland:

I could add a little clarity to that.  Even when you look at just a bulk sale approach to something, you still need to go through a discounted cash flow analysis. If you are just looking at real estate collateral, if it has any type of phasing component to it, you need to look at it and back it down into a discounted cash flow; or if it’s got any breakable parts to it that you could sell off in pieces, that’s one of the approaches that you would use to value it.

Richard Lashley:

Yes, I guess I was thinking is there an additional market haircut if you have to bulk sale it because a potential buyer is going to want the discounted cash flow plus some.

Jean Strickland:

Right, we did all the appropriate discounting.

Richard Lashley:

Thank you.

Operator:

At this time I show no further questions.

Dennis S. Hudson III:

Great.  Well, thank you very much for your attendance today, and we look forward to talking with you next quarter.

Operator:

Thank you ladies and gentlemen, this concludes today’s conference. Thank you for participating.  You may all disconnect.